Exhibit 99.1

NEXSTAR MEDIA GROUP REFINANCES SENIOR SECURED

TERM LOANS AND REVOLVING CREDIT FACILITY

Refinancing Reduces Annual Interest Expense by Approximately $7 Million

IRVING, Texas (October 18, 2018) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today it received commitments for a $2.676 billion refinancing of its outstanding Senior Secured Term Loan facilities, including the balance of the $703 million Senior Secured Term Loan A due January 2023 and the $1.807 billion Senior Secured Term Loan B due January 2024. Nexstar will also be refinancing its $166 million Senior Secured revolving credit facility due 2023 which was undrawn as of June 30, 2018.  The Company expects the refinancing transaction to close on or about October 26, 2018, which will lower its annual interest expense by approximately $7 million and increase free cash flow by approximately $5 million on an annualized basis.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “The refinancing of our Senior Secured Term Loan facilities and revolving credit facility reduces our annual cash interest expense by approximately $7 million and again highlights Nexstar’s focus on actively managing our capital structure and cost of capital to drive free cash flow growth while affording us the financial flexibility to act on other opportunities to enhance shareholder value.

“In addition, we continue to allocate cash from operations and exceptionally strong political advertising to make meaningful reductions in our senior secured debt. The active management of our capital structure combined with strong free cash flow generation positions Nexstar to pursue a range of actions to enhance shareholder returns on both a scheduled and opportunistic basis, including the payment of quarterly cash dividends, share repurchases, further leverage reduction and accretive acquisitions. We thank our lenders for their continued support and continue to expect Nexstar’s net leverage, absent additional strategic activity, to be in the mid-to-high 3x range at the end of 2018.”

The new $1.657 billion Senior Secured Term Loan B facility was issued at par and bears interest at a rate of LIBOR plus 2.25%, while its maturity remains unchanged. The new five-year $853 million Senior Secured Term Loan A facility was issued at par and initially bears interest at a rate of LIBOR plus 1.75%, with periodic adjustments thereafter according to a leverage based grid.  The Company’s new five-year Senior Secured revolving credit facility has a total capacity of $166 million and initially bears interest at a rate of LIBOR plus 1.75%, with periodic adjustments thereafter according to a leverage based grid. The new terms represent a 25 basis point interest rate reduction compared to the Company’s prior Senior Secured Term Loans and revolving credit facilities.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 171 television stations and related digital multicast signals reaching 100 markets or approximately 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:

Thomas E. CarterJoseph Jaffoni, Jennifer Neuman

Chief Financial OfficerJCIR

Nexstar Media Group, Inc.212/835-8500 or nxst@jcir.com

972/373-8800